Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Media: Carter Cromley	Investors: Elizabeth Corse
(703) 667-6110	(703) 667-6984
Carter.cromley@savvis.net	Elizabeth.corse@savvis.net

SAVVIS Completes Audit Committee Investigation and Announces

Resignation of Robert A. McCormick, Chairman and Chief Executive Officer

Jack Finlayson to Continue as Acting Chief Executive Officer

ST. LOUIS, MO — November 23, 2005 — The Board of Directors of SAVVIS, Inc. (NASDAQ:SVVS), today announced that it has completed the independent investigation being conducted by SAVVIS’ Audit Committee into the American Express lawsuit and it has accepted the resignation of Robert A. McCormick, Chairman and Chief Executive Officer effective today.

The company also announced that Jack Finlayson will continue as Acting Chief Executive Officer. Mr. Finlayson has served as SAVVIS’ President and Chief Operating Officer and as a director of the company since January 2000.

As previously announced, the SAVVIS Audit Committee had undertaken an investigation into a claim brought by American Express against SAVVIS involving disputed charges made two years ago on an American Express card issued to Mr. McCormick, then SAVVIS Chairman and CEO.

“The Board has determined that it is in the best interest of the Company to accept Mr. McCormick’s resignation,” said Clyde Heintzelman, Chairman of SAVVIS’ Audit Committee. “We appreciate Mr. McCormick’s contribution to the Company and wish him well in his future endeavors. In the interim, Jack Finlayson will continue to serve as Acting CEO. We are confident that Jack will continue to display the leadership, character and customer focus that he has demonstrated over the last six years at SAVVIS.”

Commenting on the results of the investigation, Heintzelman said, “The Audit Committee has conducted a thorough review of the American Express matter. We are confident that the actions taken by the Board are appropriate and in the best interest of the Company, its shareholders, customers, and partners.”

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In addition, the investigation reconfirmed that Mr. McCormick did not submit the charges in question to SAVVIS for reimbursement and that SAVVIS has not made any payment to American Express related to the charges.

As part of the management change announcement, SAVVIS reaffirmed its dedication to upholding the highest ethical standards for its employees and its operations, and its commitment to maintaining its reputation and integrity in the marketplace.

SAVVIS does not intend to comment further on this matter pending resolution of the American Express lawsuit, which is still in litigation.

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global IT utility services provider that focuses exclusively on IT solutions for businesses. With an IT services platform that extends to 47 countries, SAVVIS has over 5,000 enterprise customers and leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 25 data centers, and automated management and provisioning systems. For more information about SAVVIS, visit: http://www.savvis.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could affect actual results are set forth as risk factors in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K and all subsequent filings. SAVVIS assumes no obligation to update or supplement forward-looking statements.

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